Exhibit 10.1

                            Shareholders Agreement

                            Date:  25 November 1999

                       AVAX Australia Holdings Pty Limited

                                  AVAX Holdings

                                  Eastpac Inc.

                                    NIHL Sub

                                 Jetona Pty Ltd

                                 NIHL ServiceCo

                     Neptunus International Holdings Limited

                                      NIHL

                    [GRAPHIC OMITTED] Copyright Clayton Utz


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Liability is limited by the Solicitors Scheme under the Professional Standards
                                  Act 1994 NSW
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                                TABLE OF CONTENTS

Clause                                                                    Page

1.  DEFINITIONS AND INTERPRETATION                                           1

2.  THE COMPANIES                                                            7

3.  BUSINESS OF THE COMPANIES                                                9

4.  CONTRIBUTION OF WORKING CAPITAL AND OWNERSHIP OF THE COMPANIES          10

5.  DIRECTORS OF THE COMPANIES                                              12

6.  CHAIRMAN OF THE BOARD                                                   15

7.  MANAGEMENT OF THE COMPANIES                                             15

8.  TRANSACTION AGREEMENTS                                                  18

9.  NIHL OPTIONS                                                            18

10.   CONFIDENTIALITY                                                       18

11.   CONFIDENTIALITY OF COMMERCIAL CONTACTS                                20

12.   NO COMPETITION WITH THE COMPANIES                                     21

13.   FINANCIAL REPORTS AND DIVIDEND AND BORROWING POLICIES                 23

14.   CHANGE OF CONTROL, DEFAULT AND LIQUIDATION                            26

15.   ELECTION NOT TO CONTRIBUTE WORKING CAPITAL                            31

16.   PRE-EMPTION RIGHTS WHERE BONA FIDE OFFER                              32

17.   STATEMENT ON SHARE CERTIFICATES                                       35

18.   FURTHER JOINT VENTURES                                                35

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                                TABLE OF CONTENTS

Clause                                                                    Page

19.   FURTHER AVAX LICENCES                                                 36

20.   PUBLICITY                                                             38

21.   GUARANTEE AND INDEMNITY                                               39

22.   TERM                                                                  42

23.   NOTICES                                                               42

24.   GOVERNING LAW AND JURISDICTION                                        45

25.   ARBITRATION                                                           45

26.   MISCELLANEOUS                                                         46

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SHAREHOLDERS AGREEMENT dated 25 November 1999

BETWEEN AVAX AUSTRALIA HOLDINGS PTY LIMITED, ACN 089 164 090 of c/- Clayton Utz, Level 31, 1 O'Connell Street, Sydney, New South Wales, Australia ("AVAX Holdings")

AND EASTPAC INC., of c/- Tengis Limited, 11/F Tower 2, The Gateway, 25-27 Canton Road, Kowloon, Hong Kong ("NIHL Sub")

AND JETONA PTY LTD, ACN 089 914 152 of Level 8, 157-159 Walker Street, North Sydney, New South Wales, Australia ("NIHL ServiceCo")

AND NEPTUNUS INTERNATIONAL HOLDINGS LIMITED, ARBN 065 824 302 of Level 8, 157-159 Walker Street, North Sydney, New South Wales, Australia ("NIHL")

RECITALS

A. AVAX Holdings is the legal and beneficial owner of the whole of the issued capital of AVAX Australia and AVAX Manufacturing.

B. The parties hereto have reached agreement on the manner in which those companies will be owned, controlled and funded by them and wish by this document to record their said agreement.

C. NIHL ServiceCo will provide certain services to AVAX Australia and will receive a fee in relation thereto.

D. NIHL Sub and NIHL ServiceCo are wholly owned subsidiaries of NIHL and, in consideration of AVAX Holdings entering into this Agreement, NIHL has agreed to guarantee to AVAX Holdings the due and punctual performance by NIHL Sub and NIHL ServiceCo of the Obligations and to indemnify AVAX Holdings in respect of any breach by NIHL Sub or NIHL ServiceCo of any of the Obligations.

THE PARTIES AGREE:

1.    DEFINITIONS AND INTERPRETATION

1.1   Definitions

      In this Agreement:


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      ""A" Class Ordinary Shares" means the shares in the capital of the
      Companies referred to in clause 2.2(a).

      "Additional Shareholder" has the meaning given in clause 15.2(e).

      A reference to a person who is an "associate" of another person is a reference to a person who is an associate of that other person within the meaning of the Corporations Law.

      "AVAX Australia" means AVAX Australia Pty Limited, ACN 089 164 536.

      "AVAX Australia Licence and Distribution Agreement" means the agreement annexed to this agreement and marked "A".

      "AVAX Manufacturing" means AVAX Australia Manufacturing Pty Limited, ACN 089 164 563.

      "AVAX Manufacturing Licence Agreement" means the agreement annexed to this agreement and marked "B".

      "AVAX Technologies" means AVAX Technologies, Inc., a company incorporated in Delaware, United States of America, and having its address at 4520 Main Street, Suite 930, Kansas City, Missouri 64111, United States of America.

      ""B" Class Ordinary Shares" means the shares in the capital of the Companies referred to in clause 2.2(b).

      "Business" means (in relation to AVAX Australia) the business described in clause 3.1(a) and means (in relation to AVAX Manufacturing) the business described in clause 3.1(b) and, where appropriate, will mean both of them.

      "Business Day" means any day (not being a Saturday or Sunday) on which banks are open for general banking business in Melbourne, Australia and Kansas City, Missouri, USA.

      ""C" Class Ordinary Shares" means the shares in the capital of the Companies referred to in clause 2.2(c).

      "Companies" means each of AVAX Australia and AVAX Manufacturing.

      "Confidential Information" means all the information relating to the Business, the Licensed Products, Proprietary Property, other products of AVAX Technologies and its affiliates, licensors, and licensees, information provided by the Originators and information derived from efforts to Develop the Licensed Products which is or has


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      been disclosed by AVAX Holdings (or any of its representatives) to either of the Companies, NIHL, NIHL ServiceCo or NIHL Sub (or any of their representatives) (orally or in writing) but excludes the Excluded Information.

      "Constitution" means (in relation to AVAX Australia) the Constitution of AVAX Australia and means (in relation to AVAX Manufacturing) the Constitution of AVAX Manufacturing and "Constitutions" means each of them.

      "Contacts" means, in relation to the parties, any names, addresses, telephone or facsimile numbers of institutions, buyers, sellers, suppliers, investors, brokers, financiers or other parties involved or to be involved with the Business or who would be interested in using the Business.

      "Corporations Law" means the Corporations Law of Victoria and includes where applicable a separate reference to the Corporations Law of each State or Territory of Australia other than Victoria.

      "Develop" in relation to the Licensed Products means the conduct of research into the Licensed Products and the development of the Licensed Products.

      "Development Agreement" means the agreement annexed to this Agreement and marked "C".

      "Directors" means the directors of the Companies from time to time.

      A reference to a person "entitled to" shares in a company is a reference to a person entitled to those shares within the meaning of the Corporations Law.

      "Event of Default" has the meaning given in clause 14.2.

      "Excluded Information" means information and/or material and/or Contacts, other than Proprietary Property, which is, in relation to the recipient:

      (a)   at the time of supply or access to the recipient:

            (i) already in or subsequently enters the public domain through no fault, action or omission of the recipient; or

            (ii)  already lawfully known to the recipient; or

      (b) subsequently received by the recipient without any breach by the recipient of its obligations to the Originator under this Agreement as will be documented by the written records of the recipient maintained in the ordinary course of business.


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      The recipient will bear the burden of proving by clear and convincing evidence the existence of any of the exceptions provided in this definition of "Excluded Information" prior to any use or disclosure of Confidential Information other than as provided by this Agreement. If the recipient elects to rely on any such exception with respect to any Confidential Information, then, prior to any use or disclosure of Confidential Information other than as provided by this Agreement, the recipient will notify the disclosing party in writing of its intent to so use or disclose, which will include:

      (a) an identification of the specific Confidential Information and exception to be relied on;

      (b) the basis for the recipient's reliance on such exception with respect to such Confidential Information; and

      (c)   the nature of the intended use or disclosure.

      In the event that the disclosing party fails to advise the recipient in writing within forty-five (45) calendar days after its receipt of such notice that, in its opinion, the so-identified exception(s) provided in this definition of "Excluded Information" do not apply to the identified Confidential Information, then the disclosing party will be deemed to have waived any objection to the identified use or disclosure of the identified Confidential Information. If, however, the disclosing party objects within such time period to the identified use or disclosure of the identified Confidential Information, then the recipient will not make such use or disclosure without:

      (a)   the written consent of the disclosing party; or

      (b) complying with the dispute resolution provisions of clause 25 hereof.

      "Executive Service Agreement" means the agreement annexed to this Agreement and marked "D".

      "Group" means (in relation to AVAX Holdings) AVAX Holdings and its Related Bodies Corporate and means (in relation to NIHL Sub) NIHL Sub and its Related Bodies Corporate and means (in relation to Additional Shareholders) the Additional Shareholders and their respective Related Bodies Corporate.

      "GST" means any goods and services tax implemented in Australia under any legislation (such legislation including without limitation the A New Tax System (Goods and Services Tax) Act 1999).

      "holding company" has the meaning given in section 9 of the Corporations Law.


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      "Introduction" means the introduction by one party to another party of third parties involved or proposed to be involved in the Business.

      "Joint Venture" means the incorporated joint venture between the Shareholders formed and governed by this Agreement.

      "Licensed Products" means (in relation to AVAX Australia) those products referred to as "Products" in the AVAX Australia Licence and Distribution Agreement and means (in relation to AVAX Manufacturing) those products referred to as "Products" in the AVAX Manufacturing Licence Agreement.

      "Material Contract" means any contract to which a Company is party that:

      (b) potentially affects the value of the assets or liabilities of the relevant Company by $50,000 or more;

      (c) involves capital expenditure by the relevant Company in excess of $50,000;

      (d) may result in a significant or permanent change to the nature or operation of the Business; or

      (e) relates to key personnel or the supply of key services to the relevant Company.

      "NIHL Option Deed" means the deed annexed to this Agreement and marked
      "E".

      "Non-Voting Shares" means shares in the Companies that have the same dividend rights as "A" Class Ordinary Shares but do not carry any voting rights in any circumstances.

      "Obligations" means all of the obligations of NIHL Sub and NIHL ServiceCo under this Agreement.

      "Ordinary Shares" means the "A" Class Ordinary Shares, the "B" Class Ordinary Shares and the "C" Class Ordinary Shares and, for the avoidance of doubt, excludes the Non-Voting Shares.

      "Originators" means the parties who created the intellectual property which enables the manufacture of the Licensed Products and who granted to AVAX Holdings the right to license those rights.

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      "Proprietary Property" means all trade secrets, confidential information, designs, technical drawings, processes, procedures, formulae, specifications and other information relating to the Licensed Products.

      "Related Body Corporate" of an entity means any body corporate which is related to that entity within the meaning of the Corporations Law provided that, for the purposes of this Agreement, AVAX Australia and AVAX Manufacturing shall be deemed not to be Related Bodies Corporate of any of the Shareholders.

      "Shares" means issued shares in the Companies from time to time.

      "Shareholder" means one of NIHL Sub or AVAX Holdings or any Additional Shareholder and "Shareholders" means all of them.

      "Taxes" means all income, stamp and other taxes, levies, imposts, deductions, charges and withholdings plus interest thereon and penalties, if any, and charges, fees or other amounts made on or in respect thereof.

      "Territory" means Australia and New Zealand.

      "Transaction Agreements" means this Agreement, the AVAX Australia Licence and Distribution Agreement, the AVAX Manufacturing Licence Agreement and the Development Agreement or any of them.

      "Working Capital" means TEN MILLION DOLLARS ($10,000,000) to be contributed by NIHL Sub to AVAX Australia. The parties acknowledge that the working capital needs of the Companies include research and development for the Licensed Products.

1.2   Interpretation

      In this Agreement:

      (a)   headings are for convenience only and do not affect interpretation;

      and unless the context indicates a contrary intention:

      (b) the expression "person" includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture (whether incorporated or unincorporated), a partnership and a trust;

      (c) a reference to any party includes that party's executors, administrators, successors and permitted assigns, including any person taking by way of novation;

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      (d)   a reference to any document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;

      (e) a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;

      (f) words importing the singular include the plural (and vice versa), and words indicating a gender include every other gender;

      (g) references to parties, clauses, schedules, exhibits or annexures are references to parties, clauses, schedules, exhibits and annexures to or of this Agreement, and a reference to this Agreement includes any schedule, exhibit or annexure to this Agreement;

      (h) where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning; and

      (i)   a reference to "$" or "dollar" is to Australian currency.

1.3   Recitals and annexures

      The Recitals and annexures form part of this Agreement, and defined terms in the Recitals have the meaning given them in clause 1.1.

2.    THE COMPANIES

2.1   Current Shareholdings

      The Shareholders acknowledge that AVAX Holdings currently holds the whole of the issued capital of the Companies.

2.2   Division of share capital in the Companies

      The issued capital of the Companies will be divided into:

      (a)   "A" Class Ordinary Shares which will be held by AVAX Holdings;

      (b)   "B" Class Ordinary Shares which will be held by NIHL Sub;

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      (c)   "C" Class Ordinary Shares which will be held by Additional
            Shareholders, if any; and

      (d)   Non-Voting Shares which will be held by AVAX Holdings.

      The only differentiation between the "A" Class Ordinary Shares, the "B" Class Ordinary Shares and the "C" Class Ordinary Shares will be the different voting rights to be exercised by the Directors appointed by the holders of those Ordinary Shares, as described in clause 5 and clause 15.2(e)(i).

2.3   Subscription for Shares

      AVAX Holdings will, if it has not already done so, subscribe for sufficient Shares so that it holds 5,200 "A" Class Ordinary Shares in each of the Companies for a total consideration of $104 ($52 for each Company) and will pay the Companies for its said Shares in full upon subscribing.

2.4   Constitutions

      (a) At the request of any Shareholder, the Constitutions will be amended so as to be consistent with the terms of this Agreement.

      (b) If there is any inconsistency between the provisions of this Agreement and a Constitution, the former will prevail to the extent of the inconsistency.

2.5      First Directors

      (a) The first Directors of AVAX Australia will be Jeffrey Martin Jonas, David Lothrop Tousley and Kelvin Edward Hopper (who will be regarded as having been appointed by AVAX Holdings) and Peter Buchanan Simpson, Richard Langley Stewart Hill and Hudson Hak Fun Chen (who will be regarded as having been appointed by NIHL Sub).

      (b) The first Directors of AVAX Manufacturing will be Jeffrey Martin Jonas, Ernest Warren Yankee and Kelvin Edward Hopper (who will be regarded as having been appointed by AVAX Holdings) and Peter Buchanan Simpson, Richard Langley Stewart Hill and Hudson Hak Fun Chen (who will be regarded as having been appointed by NIHL Sub).

2.6      Secretary and public officer

      The first secretary of the Companies will be Peter Buchanan Simpson and the first public officer will be Peter Buchanan Simpson.


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2.7   Registered office

      The registered office of the Companies will be c/- Clayton Utz, Level 31, 1 O'Connell Street, Sydney, Australia or at such other location as determined by the Directors.

2.8   Banking

      The Companies' banker will be the North Sydney (Cnr Miller & Berry Streets) branch of the Commonwealth Bank of Australia and the first signatory to the Companies' bank account will be Peter Buchanan Simpson, except that any cheque for $50,000 or more must be counter-signed by Kelvin Edward Hopper or any other person nominated by AVAX Holdings.

2.9   Auditors

      The auditors of the Companies will be Ernst & Young.

2.10  Financial year

      Subject to receipt of the necessary consents from the relevant Australian regulatory authorities, the financial year of the Companies will be the 12 month period from 1 January to 31 December in each year provided that the first financial year of the Company will be the period from the date of this Agreement until the next following 31 December.

3.    BUSINESS OF THE COMPANIES

3.1   Nature of business

      (a) The business of AVAX Australia will be the sale and distribution of the Licensed Products in accordance with the AVAX Australia Licence and Distribution Agreement.

      (b) The business of AVAX Manufacturing will be the manufacture of the Licensed Products in accordance with the AVAX Manufacturing Licence Agreement and the conduct of research and development in relation to the Licensed Products in accordance with the Development Agreement.

3.2   Place where Business will be carried on

      The Business of the Companies will be carried on in the Territory.


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4.    CONTRIBUTION OF WORKING CAPITAL AND OWNERSHIP OF THE COMPANIES

4.1   Initial ownership

      (a) AVAX Holdings will initially own the whole of the issued capital of the Companies.

      (b) Subject to clause 4.4, NIHL Sub will earn up to a 50% interest in the Companies by the contribution of Working Capital pursuant to clause 4.2.

4.2   Contribution of Working Capital by NIHL Sub

      NIHL Sub will contribute the Working Capital to AVAX Australia in accordance with the following:

      (a)   $3,600,000 on the date of execution of this Agreement;

      (b) $400,000 on the date which is 30 days after the date of execution of this Agreement;

      (c)   subject to clause 4.4, $3,000,000 on 31 March 2000; and

      (d)   subject to clause 4.4, $3,000,000 on 30 June 2000.

4.3   Issue of Shares following contribution of Working Capital

      Upon NIHL Sub:

      (a) making the contribution referred to in clause 4.2(a), AVAX Holdings will procure that the Companies issue to NIHL Sub:

            (i) 1,141 "B" Class Ordinary Shares in AVAX Australia for a total consideration of $3,598,859; and

            (ii) 1,141 "B" Class Ordinary Shares in AVAX Manufacturing for a total consideration of $1,141,

            such that AVAX Holdings holds 82% of the Ordinary Shares and NIHL Sub holds 18% of the Ordinary Shares;

      (b) making the contribution referred to in clause 4.2(b), the Shareholders will procure that the Companies issue to NIHL Sub:

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            (i)   159 "B" Class Ordinary Shares in AVAX Australia for a total consideration of $399,841; and

            (ii) 159 "B" Class Ordinary Shares in AVAX Manufacturing for a total consideration of $159,

            such that AVAX Holdings holds 80% of the Ordinary Shares and NIHL Sub holds 20% of the Ordinary Shares;

      (c) making the contribution referred to in clause 4.2(c), the Shareholders will procure that the Companies issue to NIHL Sub:

            (i) 1,500 "B" Class Ordinary Shares in AVAX Australia for a total consideration of $2,998,500; and

            (ii) 1,500 "B" Class Ordinary Shares in AVAX Manufacturing for a total consideration of $1,500,

            such that AVAX Holdings holds 65% of the Ordinary Shares and NIHL Sub holds 35% of the Ordinary Shares; and

      (d) making the contribution referred to in clause 4.2(d), the Shareholders will procure that the Companies issue:

            (i)   to NIHL Sub:

                  A. 2,400 "B" Class Ordinary Shares in AVAX Australia for a total consideration of $2,997,600; and

                  B. 2,400 "B" Class Ordinary Shares in AVAX Manufacturing for a total consideration of $2,400; and

            (ii) to AVAX Holdings, 10 Non-Voting Shares in each of the Companies for a total consideration of $20 ($10 for each Company),

            such that AVAX Holdings holds 50% of the Ordinary Shares and NIHL Sub holds 50% of the Ordinary Shares and AVAX Holdings holds all of the Non-Voting Shares.

4.4   Election to contribute Working Capital

      (a) NIHL Sub must make the contributions referred to in clauses 4.2(a) and (b) and has no right to elect otherwise.


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      (b)   NIHL Sub must, prior to the dates referred to in clauses 4.2(c) and
            (d), elect in writing to AVAX Holdings whether or not it will make the relevant contribution, with such election being binding upon NIHL Sub.

      (c)   If NIHL Sub fails to make an election in accordance with paragraph
            (b), it will be deemed to have elected to make the relevant contribution provided that NIHL Sub will not be entitled to elect to make a contribution, and will not be deemed to have elected to make that contribution, where the previous contribution due from NIHL Sub has not been paid in full.

4.5   Payment of Working Capital

      NIHL Sub will pay the contributions referred to in clause 4.2 into bank accounts respectively nominated by AVAX Australia and AVAX Manufacturing for the amounts referred to in clause 4.3.

4.6   Equal ownership proportions

      Each Shareholder must at all times hold the same proportion of the issued capital of AVAX Australia as it does in AVAX Manufacturing.

4.7   Funding of AVAX Manufacturing

      The Shareholders will ensure that AVAX Australia provides loan funds to AVAX Manufacturing in such amounts and on such terms as the respective Boards of Directors of the Companies from time to time agree.

4.8   Further contributions

      Subject to the provisions of this clause 4, neither Shareholder will be obliged to contribute further funds to the Companies either by way of loan or subscription for Shares unless otherwise agreed in writing.

5.    DIRECTORS OF THE COMPANIES

5.1   Number of Directors

      Subject to clauses 5.2 and 15.2(e)(i), the number of Directors of the Companies will be 6.

5.2   Appointment of Directors


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      (a)   Subject to clauses 5.2(b), (c) and (d), each of AVAX Holdings and
            NIHL Sub will be entitled to appoint 3 nominees to the Boards of the Companies and will be entitled to replace any such nominee.

      (b) If NIHL Sub does not make the contribution referred to in clause 4.2(a), NIHL Sub:

            (i) will not be entitled to appoint any nominees to the Boards of the Companies;

            (ii) will cause the nominees of NIHL Sub (if any) to resign from their office as Director forthwith; and

            (iii) will lose its rights under clause 5.4(b).

      (c) If NIHL Sub does not make the contribution referred to in clause 4.2(b) or clause 4.2(c), NIHL Sub:

            (i) will only be entitled to appoint one nominee to the Boards of the Companies and will be entitled to replace any such nominee; and

            (ii) will cause the other 2 nominees of NIHL Sub to resign from their office as Director forthwith.

(d) If NIHL Sub makes the contribution referred to in clause 4.2(c) but does not make the contribution referred to in clause 4.2(d), NIHL Sub:

            (i) will only be entitled to appoint 2 nominees to the Boards of the Companies and will be entitled to replace any such nominee; and

            (ii) will cause the other nominee of NIHL Sub to resign from his or her office as Director forthwith.

5.3   Alternate Directors

      Each Director will have power to appoint any person, who is approved for that purpose by a majority of the other Directors after receipt of an instrument appointing an alternate director, to be the alternate of the Director to act in his place during such times as such Director determines.

5.4   Directors' votes


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      (a)   Those Directors nominated by AVAX Holdings will be entitled to a vote equal to the percentage of the Ordinary Shares owned by AVAX Holdings.

      (b) Subject to clause 5.2(b), those Directors nominated by NIHL Sub will be entitled to a vote equal to the percentage of the Ordinary Shares owned by NIHL Sub.

      (c) Those Directors nominated by Additional Shareholders, if any, will be entitled to a vote equal to the percentage of the Ordinary Shares owned by Additional Shareholders.

      (d) If less than all nominees of a Shareholder attend a meeting of Directors, the attending nominee(s) may exercise all of the Directors' votes referred to in paragraph (a), (b) or (c) (as appropriate).

      (e) The Chairman of Directors will not, in the case of an equality of votes, have a second or casting vote.

5.5   Quorum for meetings of Directors and Shareholders

      (a) Subject to clause 5.5(b), the quorum for a meeting of Directors or members of the Companies will be one representative from each of AVAX Holdings, NIHL Sub and (if applicable) Additional Shareholders.

      (b) The quorum for a meeting of Directors of the Companies at which any decision set out in clauses 7.4(a) to (j) will be made will be all Directors of the relevant Company.

      (c) Each of the Shareholders will use its reasonable endeavours to ensure that:

            (i) at least one representative from that Shareholder attends each meeting of Directors or members of the Companies referred to in clause 5.5(a); and

            (ii) all Directors attend each meeting of Directors of the Companies referred to in clause 5.5(b).

5.6      Use of technology for meetings

         The Directors may confer or hold meetings through the use of any technology, including radio, telephone, closed circuit television or other electronic means or telecommunications device for audio or audio-visual communication.


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6.    CHAIRMAN OF THE BOARD

      The Shareholders will cause the Directors to elect a chairman of the Companies and to elect him according to the following rules:

      (a) until 31 December 2000 the chairman of the Companies will be a Director appointed by AVAX Holdings;

      (b)   subject to paragraph (c):

            (i) during the calendar year immediately following 31 December 2000, the chairman of the Companies will be a Director appointed by NIHL Sub; and

            (ii) during subsequent calendar years, the chairmanship of the Companies will alternate between a Director appointed by AVAX Holdings and a Director appointed by NIHL Sub;

      (c) whilstever NIHL Sub holds less than 50% of the Ordinary Shares, the chairman of the Companies will be a Director appointed by AVAX Holdings.

7.    MANAGEMENT OF THE COMPANIES

7.1   Conduct of Business

      The Boards of Directors of the Companies will control the manner in which the Business is conducted.

7.2   Business plans

      The Shareholders will cause the Directors to prepare or have prepared in relation to each financial year of the Companies a business plan and annual budget and will cause the Directors of the Companies to see that during the relevant financial year the Business is managed in accordance with the relevant business plan and annual budget.

7.3   Expenditure by management

      Any item or items of expenditure in excess of $50,000 in relation to any one capital item or an aggregate of $50,000 per annum in respect of expense items for either Company will to the extent that such expenditure is not provided for in the relevant business plan and annual budget require the prior approval of the relevant Board of

      Directors before any commitment in relation thereto is entered into by the relevant Company.

7.4   Board decisions

      Decisions of the Boards of Directors of the Companies will be by simple majority of all Directors of the respective Company, except that, subject to clause 15.2(d), the following decisions will require a special majority of not less than 85% up to 31 March 2000, not less than 70% from 31 March 2000 to 30 June 2000 and not less than 65% thereafter:

      (a)   pursuant to clause 7.3, expenditures in excess of $50,000;

      (b)   entry into, or termination of, a Material Contract;

      (c)   termination of operations;

      (d)   disposal of the Business;

      (e)   material change in the Business;

      (f)   corporate restructure;

      (g) establishment of and later changes to planning and strategy relating to:

            (i)   regulatory compliance and development;

            (ii)  intellectual property; and

            (iii) manufacturing;

      (h)   approval of a business plan or annual budget for the Business;

      (i) decisions materially affecting the parties' respective rights in respect of the licensing of rights relating to the Licensed Products; and

      (j) subject to clause 15.2(e), any issue of Shares other than as provided for in this Agreement.

7.5   No materially prejudicial action

      Notwithstanding the provisions of clause 7.4, but subject to clause 15.2, neither Shareholder will act in a manner likely to materially prejudice the interests of the other Shareholder in relation to the Joint Venture, except where:

      (a) the other Shareholder is in breach of this Agreement or any other Transaction Agreement; or

      (b) the firstmentioned Shareholder is acting in accordance with the terms of this Agreement,

      and each Shareholder will procure that none of their respective Related Bodies Corporate so act.

7.6   Peter Buchanan Simpson

      NIHL Sub will procure that Peter Buchanan Simpson acts as Managing Director of the Companies to assist in the management of the Business for a minimum period of 2 years and, in this regard, will procure that Peter Buchanan Simpson enters into the Executive Service Agreement.

7.7   Obligations of NIHL ServiceCo

      NIHL ServiceCo will:

            (a) locate and recommend the employment of appropriate persons to manage the Companies;

            (b)   establish the means to conduct the Business;

            (c) advise AVAX Australia on matters to commercialise and develop the Licensed Products in the Territory;

            (d)   provide management of the marketing and sales for AVAX
                  Australia,

      and will:

            (e) enter into a contract to that effect satisfactory to AVAX Holdings, if required;

            (f) provide quarterly reports to AVAX Australia summarising the results of its activities referred to in paragraphs (a) to (d) above; and

            (g) where required by the GST law, issue a tax invoice or other documentation which enables AVAX Australia to claim a credit or refund of GST in a timely manner.

7.8   NIHL ServiceCo fee

      (a) Subject to clause 7.8(b), in consideration of the services provided by NIHL ServiceCo under clause 7.7, the Shareholders will agree upon a quarterly fee (if any) ("NIHL ServiceCo Fee") to be paid by AVAX Australia to NIHL ServiceCo for such services and will procure that AVAX Australia pays the NIHL ServiceCo Fee to NIHL ServiceCo.

      (b) Whilstever AVAX Australia is either unprofitable or has profits less than the NIHL ServiceCo Fee, NIHL ServiceCo will not receive a fee pursuant to clause 7.8(a), unless otherwise agreed in writing by the parties.

7.9   Technical Services

      Technical services will only be provided to the Companies:

      (a)   by AVAX Technologies or one of its Related Bodies Corporate; and

      (b) at the request of and on terms approved by the Managing Director of the relevant Company,

      unless otherwise agreed by the parties.

8.    TRANSACTION AGREEMENTS

8.1   Contemporaneous Execution

      Each of the Shareholders acknowledge that all of the Transaction Agreements will be entered into contemporaneously and, where necessary, will procure that the Companies, as applicable, enter into the Transaction Agreements.

8.2   Compliance with Transaction Agreements

      The Shareholders will procure that the Directors vote in such a manner so as to ensure that the Companies comply with all of their obligations under the Transaction Agreements.

9.    NIHL OPTIONS

      Contemporaneously with this Agreement, NIHL will enter into the NIHL Option Deed with AVAX Technologies pursuant to which NIHL will grant to AVAX Technologies options to acquire 5.03% of the issued share capital of NIHL as at the date of this Agreement.

10.   CONFIDENTIALITY

10.1  Confidential Information and Proprietary Property

      In consideration for access to the Proprietary Property being granted to NIHL Sub and the Companies, each of NIHL, NIHL Sub and NIHL ServiceCo acknowledges and agrees that:

      (a) the Confidential Information is disclosed to NIHL Sub (and NIHL and NIHL ServiceCo , if applicable) in confidence and is and will at all times be owned by AVAX Holdings or some Related Body Corporate of AVAX Holdings (other than AVAX Australia or AVAX Manufacturing) and it will not claim any ownership interest in the Proprietary Property, either for itself or for AVAX Australia or AVAX Manufacturing;

      (b) it must, subject to the terms of this Agreement, hold all Confidential Information and/or Proprietary Property in strict confidence;

      (c) it must not reveal any Confidential Information and/or Proprietary Property to any person except strictly on a need-to-know basis to persons approved in writing by AVAX Holdings and for the purposes of this Agreement and to persons who have executed written confidentiality undertakings at least as comprehensive as provided in this Agreement, a copy of which will be provided to AVAX Holdings;

      (d) it will not use any Confidential Information and/or Proprietary Property except for the purposes of this Agreement;

      (e) it must take all reasonable steps to ensure that its officers, employees, contractors and agents also observe the obligations of these provisions; and

      (f) it will not make, use, sell, duplicate, transfer or have made, used, sold, duplicated or transferred to others (except AVAX Holdings or any of its Related Bodies Corporate) or assist or permit any other party to make, use, sell, duplicate, transfer any product or process in whole or in part comprising or incorporating any of the Proprietary Property without the prior written permission of AVAX Holdings. Only after obtaining such written permission from AVAX Holdings may NIHL Sub permit any third party to have any access to or use any of the Proprietary Property.

10.2  Disclosure

      For the purposes of this Agreement, it is agreed that each of the parties may disclose those terms of the Transaction Agreements and any other agreements between AVAX Holdings, AVAX Australia, AVAX Technologies, AVAX International IP

      Holdings Inc and the Originators relating to the Licensed Products as is necessary to enable them to observe their legal obligations, whether arising under the Corporations Law, the Official Listing Rules of the Australian Stock Exchange Limited or the United States Securities Exchange Commission or otherwise, provided that the party first provides written notice to each of the other parties of the exact terms of the intended disclosure and obtains the written consent of each of the other parties to the disclosure, which consent will not be unreasonably withheld.

11.   CONFIDENTIALITY OF COMMERCIAL CONTACTS

11.1 Subject to the provisions of clause 10, each of the parties covenant and agree with each other that:

      (a)   an Introduction may lead to Contacts;

      (b) the Contacts are the result of the acts of the other party and are the property of the other party and, unless authorised in writing by the other party, should not be used for any purpose other than in relation to the Business; and

      (c) in consideration of the Introduction and the disclosure of the Confidential Information they will not disclose any Contact or attempt to negotiate or negotiate or attempt to participate or participate in any transaction with any Contact unless authorised in writing by the other party.

11.2 Each of the parties covenant and agree with each other that in consideration of the Introduction and disclosure of the Confidential Information, unless authorised in writing by each other party they will:

      (a) keep absolutely secret the fact of supply and all of the Confidential Information received by it;

      (b) not make or cause to be made any copy, duplicate, replica, summary, precis or otherwise make or construct any document, material or thing similar to any of the Confidential Information;

      (c) not allow any other person, firm, corporation or other entity whatsoever to view, read, encode, copy, record whether on computer disk, tape or other electronic or mechanical means, or otherwise, to come into contact with the Confidential Information;

      (d) not discuss in detail or general the fact that the Confidential Information has been supplied, the purpose of the supply of the Confidential

            Information or the contents of the Confidential Information with any person, firm, corporation or other entity whatsoever;

      (e) return each copy of the Confidential Information supplied by the other party as and when required to do so, without retaining any copies or allowing any other entity to do so; and

      (f) not utilise in any way directly or indirectly any Confidential Information supplied by the other party to its financial, managerial or strategic benefit or to the financial, managerial and strategic detriment of the other party however such detriment may arise.

11.3 Each of the parties must procure that its Related Bodies Corporate, officers, employees, agents and advisers (whether or not still employed or engaged in that capacity) do not do or omit to do anything which, if done or omitted to be done by them, would be a breach of their obligations under this Agreement.

11.4 Each of the parties covenant and agree with each other that their covenants in accordance with clause 10 and this clause 11 apply world-wide and will continue beyond the termination of this Agreement until they are released in writing by all other parties.

11.5 Each of the parties acknowledges that damages are not a sufficient remedy for any other party for any breach of clauses 10 and 11 hereof and the party whose rights under clauses 10 and 11 hereof are breached is entitled to specific performance or injunctive relief (as appropriate) as a remedy for any such breach or threatened breach by any other party in addition to any other remedies available at equity or in law.

12.   NO COMPETITION WITH THE COMPANIES

12.1  During the term of this Agreement

      Subject to clause 12.3, each Shareholder covenants with the other Shareholder(s) and for the benefit of the Companies that while any member of the firstmentioned Shareholder's Group holds Shares, neither the firstmentioned Shareholder nor any member of the firstmentioned Shareholder's Group will, without the prior written consent of the other Shareholder(s), directly or indirectly engage or otherwise than through the Companies, be concerned or interested in any business in the Territory which involves the manufacture, development and/or marketing of cancer therapeutics, whether on its own or as an associate of another person.

12.2  Covenant not to compete

      (a)   Subject to clause 12.3, in the event that a Shareholder(s):

            (i) acquires another Shareholder's interest in the Companies pursuant to clause 14.7(a); or

            (ii)  terminates this Agreement pursuant to clause 14.7(b),

            neither the defaulting party (as defined in clause 14.6) nor any member of the defaulting party's Group will, without the prior written consent of the other Shareholder(s), directly or indirectly, engage, be concerned or interested in any business in the Territory which involves the manufacture, development and/or marketing of cancer therapeutics, whether on its own or as an associate of another person for 3 calendar years thereafter.

      (b) Subject to clause 12.3, in the event that AVAX Holdings exercises its option pursuant to clause 15.2(c), neither NIHL Sub nor any member of NIHL Sub's Group will, without the prior written consent of AVAX Holdings, directly or indirectly, engage, be concerned or interested in any business in the Territory which involves the manufacture, development and/or marketing of cancer vaccines or immunotherapies, whether on its own or as an associate of another person for 3 calendar years thereafter.

12.3  Exceptions

      The restrictions imposed by clauses 12.1 and 12.2 will not apply to:

      (a) any holding by any member of either Group of shares in a listed company which confer not more than 5% of the votes which could be cast at a general meeting of the company concerned on matters and in circumstances not being such as to bring into play any special voting rights or restrictions on voting rights;

      (b) any interest which any member of either Group has for no longer than 6 months after it has become a member of its Group and which arises as a result of an acquisition of a corporation the business of which does not consist mainly of a business the same as or similar to the Business; or

      (c) any holding by any member of either Group of shares in a company which was previously a member of that Group while the Group's shares in the company confer the right to not more than 5% of the dividends payable by the company and confer not more than 5% of the votes which could be cast at a general meeting of the company on matters and in circumstances not being such as to bring into play any special voting rights or restrictions on voting rights.

13.   FINANCIAL REPORTS AND DIVIDEND AND BORROWING POLICIES

13.1  Financial reports

      The Shareholders will ensure that each of the Companies:

      (a) causes its financial affairs to be audited in accordance with statutory requirements at the end of each financial year and at the request and cost of the requesting Shareholder at such other times as either Shareholder may request;

      (b) provides to each of the Directors and to each of the Shareholders as soon as available, and in any event within 60 days after the end of each financial year of the Companies, a copy of its audited balance sheet as at the end of that financial year, and a copy of its audited profit and loss account for that financial year in all reasonable detail and subject to any contrary determination by the Directors prepared in conformity with generally accepted Australian accounting principles and practices at the relevant time (including the Australian Accounting Standards and the Approved Accounting Standards) consistently applied;

      (c) provides to each of the Directors as soon as available, and in any event not later than 60 days after the end of each financial half year, a copy of its balance sheet at the end of that financial half year and a copy of its profit and loss account for that financial half year prepared in reasonable detail sufficient to present to the auditors of the Companies if an audit is required by either Shareholder;

      (d) provides such figures and confirmations to each Shareholder as may be reasonably required by that Shareholder for inclusion in or for the preparation of its own accounts and reports within 30 days after the end of each financial half year and each financial year of that Shareholder or within such other period as may be agreed upon by the Shareholders; and

      (e) provides to each of the Directors and to each Shareholder within 21 days after the end of the relevant month all monthly reports and as soon as available other financial accounts, projections, budgets and reports that may be prepared on its behalf from time to time as well as any other information as may be required by the Directors from time to time.

13.2     Profits of AVAX Australia

      The Shareholders will co-operate to ensure that unless otherwise determined by the Directors:

      (a) AVAX Australia is managed so as to maximise its long term Profits (as defined in clause 13.3) and the return on its Shareholders' funds in the long term and so as to make the most profitable use of its resources; and

      (b) the whole of the Profits of AVAX Australia arising in each financial year are distributed by way of dividend in accordance with this Agreement.

13.3  Meaning of "Profits"

      In this clause 13 the expression "Profits" means the actual realised profits of a Company available for distribution after tax in accordance with Australian law after excluding any profits arising on the revaluation of the Company's assets from time to time plus:

      (a)   the markup referred to in clause 13.6(b)(i); and

      (b)   the fee referred to in clause 13.6(b)(ii).

13.4  Declaration of dividends

      Unless otherwise determined by the Directors the Shareholders will cause it to be the case that the Directors make the following declarations of dividend to the Shareholders in each financial year:

      (a) by 30 April an interim dividend of an amount equal to the Profits as subsequently determined for the first 3 months of the financial year;

      (b) by 31 July an interim dividend of an amount equal to the Profits as subsequently determined for the first half of the financial year;

      (c) by 31 October an interim dividend of an amount equal to the Profits as subsequently determined for the first 9 months of the financial year;

      (d) by 31 January or the day following the annual general meeting of the Company, whichever is the later, a final dividend of an amount equal to the Profits as subsequently determined for the financial year; and

      (e) at any other time determined by the Directors such dividend or interim dividend as such Directors determine, in each case after deducting the amount of any previous interim dividend declared in respect of that financial year and after making provision for any loss expected to be incurred during the remainder of the financial year.

13.5  Payment of dividends

      The Shareholders will cause it to be the case that any interim dividend declared as aforesaid will be paid by the relevant Company promptly after the date of declaration and that any final dividend will be declared and paid promptly after the annual general meeting of the Company at which the relevant accounts of the Company are approved by the Shareholders.

13.6  Dividend entitlement

      (a) Notwithstanding any other provision of this Agreement (other than this clause 13.6) or the other Transaction Agreements, the Profits of the Companies will be distributed to the Shareholders by way of dividend in such a manner as to ensure that each Shareholder receives Profits in proportion to the number of Ordinary Shares and Non-Voting Shares held by that Shareholder.

      (b) Solely for the purposes of calculating the proportion of Profits to be paid by way of dividend to the Shareholders:

            (i) any markup earnt by AVAX Holdings pursuant to clause 3.2 of the AVAX Australia Licence and Distribution Agreement will be notionally treated as Profit received by AVAX Holdings;

            (ii) any fee paid to NIHL ServiceCo pursuant to clause 7.8 of this Agreement will be notionally treated as Profit received by NIHL Sub;

            (iii) the licence fee payable to AVAX Holdings under clause 10.3 of the AVAX Australia Licence and Distribution Agreement will be recognised as an expense of AVAX Australia and will not be notionally treated as Profit received by AVAX Holdings;

            (iv) any additional Taxes (excluding GST) incurred by AVAX Australia as a direct result of the procedure whereby Licensed Products are manufactured by AVAX Manufacturing and first sold to AVAX Holdings before being sold to AVAX Australia will be notionally treated as Profit received by AVAX Holdings; and

            (v) any additional Taxes (excluding GST) incurred by AVAX Australia as a direct result of any fee paid to NIHL Sub pursuant to clause 7.8 of this Agreement will be notionally treated as Profit received by NIHL Sub.

            For the avoidance of doubt, the parties agree that additional Taxes will be deemed to be incurred by AVAX Australia if, in the case of AVAX Holdings, the amount of the markup referred to in clause 13.6(b)(i) is not claimable by AVAX Australia as a tax deduction and, in the case of NIHL Sub, the amount of the fee referred to in clause 13.6(b)(ii) is not claimable by AVAX Australia as a tax deduction.

13.7  Disputes

      Any dispute, controversy or claim arising from the distribution of Profits pursuant to clause 13.6 will be referred to and finally settled in accordance with clause 25, provided that the Shareholders shall first seek an opinion from the auditors of the Company concerned.

14.   CHANGE OF CONTROL, DEFAULT AND LIQUIDATION

14.1  Effect

      Each of the Shareholders covenant and agree with each other that in the event that:

      (a) subject to clause 14.3, a person who is at the date of this Agreement entitled to less than 10% of the voting shares of a Shareholder ("target company"):

            (i) becomes entitled to more than 10% of the voting shares of the target company; and

            (ii) at any time thereafter finds himself in a situation whereunder he and/or his associates constitute half or more of the board of directors of the target company or whereunder the board of directors of the target company customarily acts in accordance with the wishes of that person and/or his associates or customarily consults with that person and/or his associates in relation to major business decisions of the target company; or

      (b) an Event of Default occurs and the defaulting party fails to remedy the default within 30 days after written notice from any other Shareholder requiring it to do so; or

      (c) a Shareholder is in breach of any of its material obligations under this Agreement and fails to remedy such breach within 30 days after written notice to that Shareholder from any other Shareholder requiring it to do so; or

      (d) there is a persistent or serious failure by a Shareholder to comply with the terms of this Agreement or any further or other agreement entered into pursuant to the terms of this Agreement; or

      (e) NIHL Sub does not make the contribution referred to in clause 4.2(a) or clause 4.2(b) or following an election, or a deemed election, by NIHL Sub to make a further contribution to Working Capital pursuant to clause 4.4, NIHL Sub fails to make the relevant contribution to Working Capital, the provisions of clause 14.7 will apply.

14.2  Events of Default

      Each of the Shareholders covenant and agree with each other that for the purpose of clause 14.1(b), the following will be the Events of Default:

      (a) if a petition is presented or a resolution is passed for the winding-up of a party or a notice of intention to propose such resolution is given (except for the purposes of reconstruction or amalgamation);

      (b) if a receiver of the undertaking of or any part of the income of the party is appointed;

      (c) if any part of the assets of any party is resumed or confiscated or fortified and in the reasonable opinion of the other party such event would prejudice the carrying out of the obligations of the party so affected;

      (d) if any distress of execution is issued against any party or any of the assets thereof for any amount in excess of $10,000 and is not stayed or satisfied within 7 days;

      (e) if a party ceases to carry on business or stops or suspends payment or states its intention to do so;

      (f) if a party is unable to pay its creditors within the meaning of the Corporations Law or proposes or makes a composition or arrangement with its creditors or any of them;

      (g) if a party without the prior written consent of the other party has reduced or attempts to reduce its capital; and

      (h) if a party is placed under official management or if a written request is received from any creditor thereof to summon a meeting therefore.

14.3  Listed companies

      Clause 14.7 will not apply where an entitlement under clause 14.1(a) arises as a result of an acquisition of shares in a company whose shares are listed on a recognised stock exchange as at the date of this Agreement.

14.4  Reconstructions

      Notwithstanding anything contained in clause 14.1(a), clause 14.7 will not apply if a corporation becomes the holding company of a Shareholder as a result of a corporate reconstruction.

14.5  Breach incapable of being remedied

      For the purposes of clause 14.1(c), a breach which is not a wilful breach and which by its nature cannot be remedied will be deemed to have been remedied if the act or conduct constituting the breach ceases immediately upon receipt of the notice referred to in clause 14.1(c) and does not occur again for a period of at least 6 months.

14.6  Meaning of "defaulting party"

      In clauses 14.7, 14.8 and 14.9, the expression the "defaulting party" means the target company (as that expression is defined in clause 14.1(a)); or, as the case may require, the Shareholder in relation to which there has occurred one of the events referred to in clause 14.1(b); or, as the case may require, the Shareholder mentioned first in clauses 14.1(c) or (d); or, as the case may require, NIHL Sub in clause 14.1(e).

14.7  Consequences of "default"

      If, by clause 14.1, this clause 14.7 is made to apply, any of the other Shareholders will have the right to:

      (a) acting jointly or individually, acquire the defaulting party's interest (pro rata in the event Additional Shareholders exist and Shareholders act jointly) in the Companies free of any encumbrance, for an amount equal to the value of the defaulting party's interest in accordance with clause 14.8; or

      (b)   acting jointly, terminate this Agreement in accordance with clause
            14.9.

14.8  Acquisition of defaulting party's interest

      If any other Shareholder(s) elects to exercise its or their rights pursuant to clause 14.7(a), the following procedure will apply:

      (a) the other Shareholder(s) making such election will serve a notice in writing ("Election Notice") on the defaulting party not later than 12 months (in the case of 14.1(a)), 6 months (in the case of 14.1
            (d) or (e)) and one month (in the case of 14.1(b) or (c)) from the date upon which such other Shareholder(s) becomes aware of the relevant event setting out:

            (i) such other Shareholder's election to exercise its or their rights pursuant to clause 14.7(a);

            (ii)  a description of the relevant event that created those rights;

      (b) when an Election Notice has been given, the Shareholders will cause their respective chief executive officers to meet and discuss the selection of an appropriate valuer to value the defaulting party's interest in the Companies no later than one month or any longer period which the Shareholders agree upon after the giving of the Election Notice and the Shareholders will make bona fide efforts to agree upon a valuer within that period;

      (c) if, at the expiration of the period referred to in paragraph (b), the Shareholders have been unable to agree on the selection of a valuer, the valuation of the defaulting party's interest in the Companies will be referred to arbitration in accordance with clause 25, the result of which will be binding on the Shareholders;

      (d) upon receipt of a valuation by the agreed valuer or the arbitrator (as the case may be) ("Valuation"), the defaulting party must transfer all of its Shares to the other Shareholder(s) who have made such election, pro rata in accordance with their respective holdings of Ordinary Shares, against payment of a purchase price equal to the Valuation, in the manner specified below. Settlement of the sale and purchase will occur within 10 days of receipt of the valuer's or arbitrator's decision. The defaulting party is obliged to deliver at the place nominated for settlement duly executed transfers of its Shares, together with all share certificates relating thereto, immediately on receipt of full payment (by way of cash or bank cheque) for the Shares, but not otherwise;

      (e)   the costs of the agreed valuer or arbitrator will either:

            (i)   be paid by the defaulting party from its proceeds of sale; or

            (ii) deducted from the purchase price and remitted by such other Shareholder(s) to the agreed valuer or arbitrator; and

      (f) all rights and obligations of the parties under this Agreement with respect to the defaulting party will cease from the date of settlement of the sale and purchase pursuant to clause 14.8(d) (except for the confidentiality provisions in clauses 10 and 11 and the non-compete provisions in clause 12).

14.9  Consequences of termination

      If the other Shareholder(s) elects to terminate this Agreement in accordance with clause 14.7(b):

      (a) the other Shareholder(s) making such election will serve a notice in writing on the defaulting party not later than 12 months (in the case of 14.1(a)), 6 months (in the case of 14.1 (d) or (e)) and one month (in the case of 14.1(b) or (c)) from the date upon which such other Shareholder(s) becomes aware of the relevant event setting out:

            (i) such other Shareholder's election to exercise its or their rights pursuant to clause 14.7(b); and

            (ii)  a description of the relevant event that created those rights;

      (b) all rights and obligations of the parties under this Agreement will cease from the date of the notice referred to in clause 14.9(a) (except for the confidentiality provisions in clauses 10 and 11 and the non-compete provisions in clause 12);

      (c) the assets of the Companies will be sold and any proceeds will be distributed to each Shareholder in accordance with the percentage of the Ordinary Shares owned by it; and

      (d) the Shareholders will co-operate to effect the winding-up of the Companies.

14.10 Shareholders to cause Directors to give effect to clause 14

      Each Shareholder will cause its appointees to the Board of directors or the Companies to give effect to this clause 14.

14.11 Rights

      Each of the Shareholders covenant and acknowledge that the exercise of any rights pursuant to this clause 14 are without prejudice to any other rights accruing to any party.

15.   ELECTION NOT TO CONTRIBUTE WORKING CAPITAL

15.1  Effect

      Notwithstanding any other provision of this Agreement, in the event that:

      (a) NIHL Sub elects to cease to make further contributions to Working Capital pursuant to clause 4.4(b); or

      (b) NIHL Sub is a defaulting party (as defined in clause 14.6) for the purposes of clause 14.1,

      the provisions of clause 15.2 will apply from the date of such election or default (as the case may be) in addition, in the circumstances referred to in paragraph (b), to the provisions of clause 14.

15.2  Consequences

      If, by clause 15.1, this clause 15.2 is made to apply, the parties agree that:

      (a)   NIHL Sub will lose its rights under clause 18 of this Agreement;

      (b)   NIHL Sub will lose its rights under clause 19 of this Agreement;

      (c) AVAX Holdings will have the option to acquire NIHL Sub's interest in the Companies free of any encumbrance, for an amount equal to the value of NIHL Sub's interest and, in this regard:

            (i) the procedure set out in clause 14.8 will apply as though NIHL Sub were a defaulting party; and

            (ii)  the period referred to in clause 14.8(a) will be 6 months;

      (d) the decisions set out in clause 7.4 will no longer require the special majorities set out in that clause so that all decisions of the Boards of Directors of the Companies will be by simple majority;

      (e) if directed by AVAX Holdings, as determined in its sole discretion, the Companies may issue new shares in the Companies to a third party or parties ("Additional Shareholders") and that:

            (i) each Additional Shareholder will be entitled to appoint 3 Directors to the Boards of the Companies who will be entitled to a vote equal to the percentage of the Ordinary Shares owned by the relevant Additional Shareholder;

            (ii) AVAX Holdings may divulge Confidential Information to prospective and actual Additional Shareholders; and

            (iii) if directed by AVAX Holdings, as determined in its sole discretion, the parties will make whatever other changes to this Agreement as are required to allow an Additional Shareholder to become a party to this Agreement; and

      (f)   the provisions of clause 5.2 shall apply (as appropriate).

16.   PRE-EMPTION RIGHTS WHERE BONA FIDE OFFER

16.1  Disposal

      Subject to clause 16.8, a Shareholder must not dispose of any of its Shares unless that Shareholder receives a Bona Fide Offer, in which case no Shares will be disposed of unless and until the pre-emption rights in this clause 16 have been exhausted.

16.2  Interpretation

      For the purposes of this clause 16:

      "Bona Fide Offer" means a bona fide written offer setting out the terms and conditions on which a third party (except a Related Body Corporate of a Shareholder) has offered to purchase all (but not some only) of those of the Shares held by a Shareholder, including the Purchase Price in Australian dollars, being an offer which is open and remains open for acceptance at least until the provisions of clause 16.7 apply.

      "dispose" means sell, assign, transfer or otherwise dispose of.

      "Offering Shareholder" means a Shareholder proposing to dispose of its Shares.

      "Purchase Price" means the cash consideration for the disposal of the Sale Shares specified in a Transfer Notice.

      "Sale Shares" means the Shares which are the subject of a Transfer Notice, being all (but not some only) of those of the Shares held by the relevant Shareholder.

      "Transfer Notice" means a notice in writing to the other Shareholder(s) specifying the identity of the third party making the Bona Fide Offer and annexing a true and complete copy of the Bona Fide Offer.

16.3  Offering Shareholder to give notice

      An Offering Shareholder must give a Transfer Notice to the other Shareholder(s). A Transfer Notice is not revocable except with the sanction of the Directors of the Companies.

16.4  Nature of offer

      The Transfer Notice constitutes an offer to sell the Sale Shares for the Purchase Price free of any mortgage, charge, lien, encumbrance or adverse interest.

16.5  Time

      (a) A Transfer Notice must be given to the other Shareholder(s) within 14 days after the date on which the Offering Shareholder receives a Bona Fide Offer which it intends, subject to this clause 16, to accept.

      (b) A Transfer Notice must specify the period within which the offer constituted by the Transfer Notice may be accepted and will be deemed to be declined if not accepted, that period being not less than 30 days or more than 60 days, provided that, where consent is required under the Foreign Acquisitions and Takeovers Act, that period will be no less than 60 days.

16.6  Transfer of Sale Shares

      If the other Shareholder(s) (each an "Accepting Shareholder") accepts the offer constituted by the Transfer Notice, the Offering Shareholder must transfer the Sale Shares against payment of the Purchase Price in the manner specified below. Settlement of the sale and purchase will occur within 10 days of the Offering Shareholder becoming bound under this clause 16.6 to transfer the Sale Shares to the

      Accepting Shareholder(s). The Offering Shareholder is obliged to deliver at the place nominated for settlement duly executed transfers of the Sale Shares, together with all share certificates relating thereto, immediately on receipt of full payment (by way of cash or bank cheque) for the Sale Shares, but not otherwise. Unless otherwise agreed by the Accepting Shareholder(s), the Accepting Shareholder(s) will purchase the Sale Shares pro rata in accordance with their respective holdings of Ordinary Shares.

16.7  Sale to third party

      (a) If the offer constituted by the Transfer Notice is declined or deemed to be declined under clause 16.5(b) or the Accepting Shareholder(s) fail to make full and proper payment to the Offering Shareholder under clause 16.6, the Offering Shareholder is, subject to clause 16.7(b), at liberty to dispose of the Sale Shares in accordance with the terms of the Bona Fide Offer to the person or persons making that offer within 3 calendar months after the date of such decline.

      (b) It will be a condition of transfer of the Sale Shares to a third person pursuant to clause 16.7(a) that:

            (i) the third person enter into a Deed of Assumption under which the third person agrees to be bound by this Agreement on terms acceptable to the other Shareholder(s) acting reasonably; and

            (ii) the third person is acceptable to the other Shareholder(s), acting reasonably, taking into account the third person's business reputation, respectability and financial stability.

16.8  Pre-emption procedure inapplicable

      The preceding provisions of this clause 16 do not apply in relation to a disposal of Shares where:

      (a) all the Directors of the Companies unanimously consent in writing to that effect; or

      (b) the person to whom the Shares are to be disposed is a Related Body Corporate of the Offering Shareholder.

16.9  Directors obligation to register

      The Directors of the Companies are bound to register any transfer of Shares made in accordance with this clause 16.

17.   STATEMENT ON SHARE CERTIFICATES

      The Shareholders will cause the Companies to endorse on each of the Companies' share certificates the following legend:

            "The shares to which this certificate relates are subject to and transferable only in accordance with the provisions of the
            Shareholders Agreement dated [         ] among AVAX Australia
            Holdings Pty Limited, Eastpac Inc., Jetona Pty Ltd and Neptunus International Holdings Limited."

18.   FURTHER JOINT VENTURES

18.1  Right of first refusal

      AVAX Holdings agrees to grant to NIHL Sub a right of first refusal to participate, on a 50% basis, with an Additional Joint Venturer in Further Joint Ventures in accordance with this clause 18.

18.2  Interpretation

      For the purposes of this clause 18:

      "Additional Joint Venturer" means AVAX Holdings or any Related Body Corporate of AVAX Holdings that becomes entitled to develop, manufacture, sell and/or distribute the Licensed Products in one or more of the Countries.

      "Countries" means the Peoples Republic of China, Thailand, Malaysia, Singapore and the Philippines.

      "Notice" means a notice in writing to NIHL Sub identifying the Further Joint Venture and annexing a copy of a joint venture agreement to be entered into between the Additional Joint Venturer and NIHL Sub in relation to the Further Joint Venture.

      "Further Joint Venture" means future joint ventures between an Additional Joint Venturer and a third party involving the development, manufacture, sale and/or distribution of the Licensed Products in one or more of the Countries.

18.3  Additional Joint Venturer to give Notice

      Prior to the entry by an Additional Joint Venturer into a Further Joint Venture with a third party, the Additional Joint Venturer must give a Notice to NIHL Sub. A Notice is not revocable

18.4  Nature of offer

      A Notice constitutes an offer by the Additional Joint Venturer to enter into a joint venture with NIHL Sub on the terms of the joint venture agreement annexed to the Notice.

18.5  Time

      A Notice must specify the period within which the offer constituted by the Notice may be accepted, that period being not less than 30 days. NIHL Sub will make a good faith effort to respond to the offer constituted by the Notice in less than 30 days and, if NIHL Sub fails to accept the offer constituted by the Notice within the time period specified in the Notice, NIHL Sub will be deemed to have rejected that offer.

18.6  Entry into Further Joint Venture

If NIHL Sub accepts the offer constituted by the Notice, the Additional Joint Venturer and NIHL Sub must enter into the joint venture agreement in the form annexed to the Notice within 10 days of the acceptance of the offer by NIHL Sub.

18.7  Joint venture with a third party

      If the offer constituted by the Notice is rejected or deemed to be rejected under clause 18.5 or NIHL Sub fails to enter into the joint venture agreement in the form annexed to the Notice within the time period set out in clause 18.6, the Additional Joint Venturer will be at liberty to enter into a joint venture with a third party on terms no more favourable to the third party than those contained in the Notice within 3 calendar months after the date of such rejection or deemed rejection.

18.8  Compliance by Additional Joint Venturer

      AVAX Holdings will procure that an Additional Joint Venturer complies with the provisions of this clause 18.

19.   FURTHER AVAX LICENCES

19.1  Right of first refusal

      AVAX Holdings agrees to grant to NIHL Sub a right of first refusal to be granted rights in the Territory in respect of any right an Additional Rights Licensor may acquire in respect of the sale and distribution of products under:

      (a)   the Rutgers Licence; and

      (b)   the Texas A&M Licence,

      in accordance with this clause 19.

19.2  Interpretation

      For the purposes of this clause 19:

      "Additional Rights Licensor" means AVAX Holdings or any Related Body Corporate of AVAX Holdings that is entitled to grant a licence in respect of the sale and distribution of products under the Rutgers Licence and/or the Texas A&M Licence (or both of them) in the Territory.

      "Notice" means a notice in writing to NIHL Sub identifying the Rights and annexing a copy of a licence and distribution agreement to be entered into between the Additional Rights Licensor and NIHL Sub in relation to the Rights.

      "Rights" means those rights acquired by an Additional Rights Licensor in respect of the sale and distribution of products in the Territory under the Rutgers Licence or the Texas A&M Licence (or both of them) which the Additional Rights Licensor proposes to license in the Territory.

      "Rutgers Licence" means the interest of AVAX Technologies in its licence agreements with Rutgers University and the University of Medicine and Dentistry of New Jersey, certain patent applications relating to a series of topoisomerase inhibitor compounds for the potential treatment of cancer and infectious diseases.

      "Texas A&M Licence" means the interest of AVAX Technologies in its licence agreements with Texas A&M University System, an issued US patent and certain patent applications relating to a series of novel anti-estrogen compounds for the potential treatment of cancer.

19.3  Additional Rights Licensor to give Notice

      Prior to the grant of any Rights by an Additional Rights Licensor to a third party, the Additional Rights Licensor must give a Notice to NIHL Sub. A Notice is not revocable.

19.4  Nature of offer

      A Notice constitutes an offer by the Additional Rights Licensor to license the Rights to NIHL Sub on the terms of the licence and distribution agreement annexed to the Notice.

19.5  Time

      A Notice must specify the period within which the offer constituted by the Notice may be accepted, that period being not less than 30 days. NIHL Sub will make a good faith effort to respond to the offer constituted by the Notice in less than 30 days and, if NIHL Sub fails to accept the offer constituted by the Notice within the time period specified in the Notice, NIHL Sub will be deemed to have rejected that offer.

19.6  License of the Rights

      If NIHL Sub accepts the offer constituted by the Notice, the Additional Rights Licensor and NIHL Sub must enter into the licence and distribution agreement in the form annexed to the Notice within 10 days of the acceptance of the offer by NIHL Sub.

19.7  License to third party

      If the offer constituted by the Notice is rejected or deemed to be rejected under clause 19.5 or NIHL Sub fails to enter into the licence and distribution agreement in the form annexed to the Notice within the time period set out in clause 19.6, the Additional Rights Licensor will be at liberty to license the Rights to a third party on terms no more favourable to the third party than those contained in the Notice within 3 calendar months after the date of such rejection or deemed rejection.

19.8  Compliance by Additional Rights Licensor

      AVAX Holdings will procure that an Additional Rights Licensor complies with the provisions of this clause 19.

19.9  Property of AVAX Technologies

      NIHL Sub acknowledges that the Rights are and remain the sole property of AVAX Technologies (or one or more of its Related Bodies Corporate), and NIHL Sub will not in any way question, dispute or infringe them.

20.   PUBLICITY

20.1  No announcements without consent

      Each Shareholder will not and, will procure that no member of its Group will, issue, give or make any announcement or other publicity concerning the making or the contents of this Agreement without the prior written consent of each other

      Shareholder save as required by any statutory or regulatory authority, including the Securities Exchange Commission and the Australian Stock Exchange Limited.

20.2  Procedure for approving announcements

      In the case of written announcements or other written publicity to be issued, given or made concerning the business of the Companies by a Shareholder, the Shareholder intending to make the announcement or to give or issue the publicity will:

      (a) deliver a copy of the proposed announcement or publicity to each other Shareholder;

      (b) give each other Shareholder a reasonable opportunity to see and comment on the same before issue; and

      (c) promptly after making the announcement or issuing the publicity give a copy of the final version to each other Shareholder.

      Each other Shareholder's consent to the issue of a proposed announcement or other publicity will not be unreasonably withheld.

21.   GUARANTEE AND INDEMNITY

21.1  Guarantee

      NIHL irrevocably and unconditionally guarantees to AVAX Holdings the due and punctual performance by NIHL Sub and NIHL ServiceCo of the Obligations.

21.2  Indemnity

      NIHL as a separate, additional and primary liability hereby irrevocably and unconditionally agrees to indemnify AVAX Holdings and at all times hereafter to keep AVAX Holdings indemnified against any loss or damage suffered by AVAX Holdings arising out of:

      (a) any failure by NIHL Sub or NIHL ServiceCo to duly and punctually perform the Obligations; or

      (b) any obligation or liability that would otherwise form part of the Obligations of NIHL Sub or NIHL ServiceCo being void, voidable or enforceable against or irrevocable from NIHL Sub or NIHL ServiceCo by AVAX Holdings in full for any reason.

21.3 Principal obligation

      NIHL acknowledges that this guarantee and indemnity is a continuing security and principal obligation between NIHL and AVAX Holdings and will not be affected by:

      (a) any claim which NIHL Sub or NIHL ServiceCo may have or claim to have against AVAX Holdings on any account; or

      (b) any termination by NIHL, settlement of account, intervening payment, express or implied revocation or any other matter or thing,

      until a final discharge thereof has been given to NIHL.

21.4  Liability of NIHL absolute

      The liability of NIHL under this Agreement is absolute. It is not subject to the execution of any other instrument or document by any person and is not subject to the performance of any condition precedent or subsequent between or amongst any person or persons.

21.5  Payable on demand

      Unless otherwise provided, all money payable under this Agreement by NIHL will be paid on demand from AVAX Holdings in immediately available funds to the account and in the manner notified from time to time by AVAX Holdings to NIHL. All money received or recovered by AVAX Holdings on account of the Obligations of NIHL Sub or NIHL ServiceCo will be treated as payments in gross and may be appropriated in such manner and at such times as AVAX Holdings determines in its absolute discretion.

21.6  Reimbursement of expenses

      NIHL will on demand reimburse AVAX Holdings for, and keep AVAX Holdings indemnified against, all expenses (including legal fees, costs and disbursements on a solicitor/own client basis) incurred by AVAX Holdings in connection with the enforcement, attempted enforcement or preservation of any rights under this guarantee.

21.7  No prior demand on NIHL Sub or NIHL ServiceCo

      AVAX Holdings will not be required to make any claim or demand on NIHL Sub or NIHL ServiceCo or to enforce any right, power or remedy against NIHL Sub or NIHL ServiceCo before making any demand or claim upon NIHL under this Agreement.

21.8  NIHL's further acknowledgements

      NIHL further acknowledges that its liability will not be impaired by:

      (a) AVAX Holdings granting time or other indulgence to or making any composition with NIHL Sub, NIHL ServiceCo or any other guarantor;

      (b) NIHL Sub, NIHL ServiceCo or any other guarantor being a corporate body being wound up or passing a resolution for its liquidation, or by the appointment of a receiver, provisional liquidator or official manager thereof;

      (c) AVAX Holdings having previously obtained, or at any time after the date of this Agreement obtaining, any further or other covenant or security or guarantee in respect of the Obligations of NIHL Sub or NIHL ServiceCo from NIHL Sub, NIHL ServiceCo or from any other person or corporation;

      (d) AVAX Holdings forbearing or neglecting to exercise any remedy or right it may have at any time in the future for the enforcement of the Obligations of NIHL Sub or NIHL ServiceCo or this guarantee and indemnity;

      (e) the promises, undertakings or agreements of NIHL Sub or NIHL ServiceCo in this Agreement, or by any other instrument or transaction being or becoming illegal, invalid, void or unenforceable by reason of any past, present or future statute, matter, act, or omission by any person;

      (f) the absence of any notice to NIHL of default by NIHL Sub or NIHL ServiceCo, or by any other guarantor;

      (g) the existence now, or at any future time, of any legal disability in NIHL Sub or NIHL ServiceCo or NIHL;

      (h) AVAX Holdings waiving any breach or default by NIHL Sub or NIHL ServiceCo or NIHL; or

      (i) NIHL Sub, NIHL ServiceCo, NIHL or any other guarantor, being a natural person, becoming bankrupt, or entering into any composition or arrangement with his creditors, or assigning his estate or any part thereof for the benefit of creditors, or becoming of unsound mind, or dying.

21.9  NIHL's consent etc. unnecessary

      NIHL acknowledges that nothing in this Agreement will be construed as a requirement that NIHL consent to, or be made aware of, any transaction between AVAX Holdings and NIHL Sub or NIHL ServiceCo, including any variation, release or compromise of the Obligations of NIHL Sub or NIHL ServiceCo, or any document in which they are set forth.

21.10 No reduction if payment is a voidable preference

      NIHL acknowledges that no payment will operate to discharge or reduce NIHL's liability if such payment is voidable as a preference under any law relating to bankruptcy or the winding up of companies, and no grant of discharge or release consequent upon such a payment will discharge the liability of NIHL hereunder.

22.   TERM

      This Agreement will terminate automatically if one Shareholder acquires all of those Shares held by all other Shareholders pursuant to this Agreement.

23.   NOTICES

      Any communication under or in connection with this Agreement:

      (a)   must be in writing;

      (b)   must be addressed as shown below:

            To AVAX Holdings

                  4520 Main Street
                  Suite 930
                  Kansas City, Missouri 64111
                  United States of America

                  Fax number:      (816) 960 1334
                  Attention:               Mr David Tousley

            with a copy to:

                  Clayton Utz
                  Levels 27-35
                  No. 1 O'Connell Street
                  Sydney  NSW  2000
                  Australia

                  Fax number:      61 2 9251 7832
                  Attention:               Graham Taylor

           and

                  Shook, Hardy & Bacon LLP
                  1200 Main Street
                  Kansas City, Missouri 64105
                  United States of America

                  Fax number:      (816) 421 5547
                  Attention:       Kevin R Sweeney

            To NIHL Sub

                  Richard Hill & Associates
                  Level 8
                  157-159 Walker Street
                  North Sydney  NSW  2060
                  Australia

                  Fax number:      61 2 9957 5948
                  Attention:       Richard Hill

            with a copy to:

                  Herbert Geer & Rundle
                  Level 21
                  385 Bourke Street
                  Melbourne  VIC  3000
                  Australia

                  Fax number:      61 3 9641 8700
                  Attention:       Ian McCubbin

            To NIHL ServiceCo

                  Richard Hill & Associates
                  Level 8
                  157-159 Walker Street
                  North Sydney  NSW  2060
                  Australia

                  Fax number:      61 2 9957 5948

                  Attention:       Richard Hill

            with a copy to:

                  Herbert Geer & Rundle
                  Level 21
                  385 Bourke Street
                  Melbourne  VIC  3000
                  Australia

                  Fax number:      61 3 9641 8700
                  Attention:       Ian McCubbin

            To NIHL

                  Richard Hill & Associates
                  Level 8
                  157-159 Walker Street
                  North Sydney  NSW  2060
                  Australia

                  Fax number:      61 2 9957 5948
                  Attention:       Richard Hill

            with a copy to:

                  Herbert Geer & Rundle
                  Level 21
                  385 Bourke Street
                  Melbourne  VIC  3000
                  Australia

                  Fax number:      61 3 9641 8700
                  Attention:       Ian McCubbin

            (or as otherwise notified by that party to the other parties from time to time);

      (c) must be signed by the party making the communication or (on its behalf) by the solicitor for, or by any attorney, director, secretary, or authorised agent of, that party;

      (d) must be delivered or posted by prepaid post to the address, or sent by fax to the number, of the addressee, in accordance with clause 23(b); and

      (e)   will be deemed to be received by the addressee:

                  (i) (in the case of prepaid post) on the third Business Day after the date of posting to an address within Australia, and on the fifth Business Day after the date of posting to an address outside Australia;

                  (ii) (in the case of fax) at the local time (in the place of receipt of that fax) which then equates to the time at which that fax is sent as shown on the transmission report which is produced by the machine from which that fax is sent and which confirms transmission of that fax in its entirety, unless that local time is a non Business Day, or is after 5.00 pm on a Business Day, when that communication will be deemed to be received at
                        9.00 am on the next Business Day; and

                  (iii) (in the case of delivery by hand) on delivery at the address of the addressee as provided in clause 23(b), unless that delivery is made on a non Business Day, or after 5.00 pm on a Business Day, when that communication will be deemed to be received at 9.00 am on the next Business Day.

24.   GOVERNING LAW AND JURISDICTION

24.1 This Agreement will be construed in accordance with and will be governed by the laws in force in the State of Missouri in the United States of America without giving effect to the choice-of-law rules thereof.

24.2 This Agreement will be deemed to have been made and executed in Kansas City, Missouri, United States of America.

25.   ARBITRATION

25.1 Any dispute, controversy or claim arising out of or relating to this Agreement or a breach hereof will be exclusively and finally resolved by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association. Unless otherwise agreed in writing by the parties hereto, the arbitral panel will consist of one (1) arbitrator to be appointed by the American Arbitration Association within sixty (60) calendar days after any such dispute, controversy or claim has been referred to arbitration hereunder.

25.2 The arbitration proceedings will be in the English language and will be held in Kansas City, Missouri, United States of America. The arbitral award will be in writing in English, will not be contrary to the governing law of this Agreement, will not award punitive, consequential or exemplary damages, will provide reasons for the award, and will be final and binding upon the parties hereto.

25.3 Each party waives any right it may have by statute, treaty or law to contest the jurisdiction or venue of any court or service made pursuant to clause 23 hereof in an action or proceeding to enforce an arbitral award, including without limitation any right under the Foreign Sovereign Immunities Act of the United States, the Hague Convention on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters and the Hague Convention on the Taking of Evidence Abroad in Civil or Commercial Matters, and each party agrees that the validity of arbitral awards will only be challenged in accordance with Article V of the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

25.4 The provisions of this clause 25 will survive any expiration or termination of this Agreement, and will be severable and binding on the parties hereto, notwithstanding that any other provision of this Agreement may be held or declared to be invalid, illegal or unenforceable.

26.   MISCELLANEOUS

26.1  Entire agreement

      To the extent permitted by law, in relation to the subject matter of this Agreement, this Agreement:

      (a) embodies the entire understanding of the parties, and constitutes the entire terms agreed on between the parties; and

      (b)   supersedes any prior written or other agreement between the parties.

26.2  Amendments

      This Agreement may only be varied by a document signed by or on behalf of each of the parties.

26.3  Assignment

      A party cannot assign, novate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party.

26.4  Counterparts

      This Agreement may be executed in any number of counterparts and by the parties on separate counterparts. Each counterpart constitutes an original of this Agreement, all of which together constitute one agreement.

26.5  No representation or reliance

      (a) Each party acknowledges that no party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this Agreement, except for representations or inducements expressly set out in this Agreement.

      (b) Each party acknowledges and confirms that it does not enter into this Agreement in reliance on any representation or other inducement by or on behalf of any other party, except for any representation or inducement expressly set out in this Agreement.

26.6  Waiver

      (a) Failure to exercise or enforce or a delay in exercising or enforcing or the partial exercise or enforcement of any right, power or remedy provided by law or under this Agreement by any party will not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement of that or any other right, power or remedy provided by law or under this Agreement.

      (b) Any waiver or consent given by any party under this Agreement will only be effective and binding on that party if it is given or confirmed in writing by that party.

      (c) No waiver of a breach of any term of this Agreement will operate as a waiver of another breach of that term or of a breach of any other term of this Agreement.

26.7  Further acts

      Each party will promptly do and perform all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that party) required by law or reasonably requested by any other party to give effect to this Agreement.

26.8  Indemnities

      Each indemnity in this Agreement, if any, is a continuing obligation, separate and independent from the other obligations of the parties, and survives termination, completion or expiration of this Agreement.

      It is not necessary for a party to incur expense or to make any payment before enforcing a right of indemnity conferred by this Agreement.

26.9  No partnership or agency

      Nothing in this Agreement will create or constitute or be deemed to create or constitute a partnership between the Shareholders for the purposes of the Partnership Act 1892 (NSW), the Income Tax Assessment Act or any other law of any jurisdiction and except as specifically provided herein neither Shareholder will act or represent or hold itself out as having authority to act as agent of or in any way bind or commit the other Shareholder to any obligation.

26.10 Rights and obligations are several

      The rights, duties, obligations and liabilities of the Shareholders will be several and not joint or collective and nothing herein contained will be construed as creating a partnership of any kind or an association or a trust each Shareholder being individually responsible for only its own obligations as set out in this Agreement.

26.11 Severance

      If any provision of this Agreement or part thereof is held illegal, unenforceable or otherwise invalid that provision or part will be deemed to be severed from this Agreement and the remainder of this Agreement will continue in effect.

26.12 Costs and Stamp Duty

      Each of the parties to this Agreement will be responsible for its own costs and expenses of and in connection with the negotiation, preparation, execution, stamping, registration and completion of this Agreement and of any document contemplated by this Agreement. Any stamp duty payable on this Agreement will be borne in equal proportions by AVAX Holdings and NIHL Sub.

26.13 Force majeure

      No failure or omission to carry out or observe any term of this Agreement will give rise to a claim by any party against another or result in a breach of this Agreement if such failure or omission arises by reason of delay or inability to perform caused by war, whether declared or not, civil rebellion, strike, fire, storm or other severe action of the elements, accident, government or statutory restriction or from other similar causes which are unavoidable or beyond the reasonable control of the defaulting party.

26.14 No exclusion of rights

      Except as expressly provided herein, the rights, powers or remedies provided in this Agreement are cumulative with and not exclusive of any rights, powers or remedies provided independently of this Agreement.

26.15 Application of legislation

      Unless application is mandatory by law, no legislation, proclamation, order, regulation or moratorium whether present or future shall apply to this Agreement so as to extinguish, impair, delay or otherwise alter the rights, powers or remedies of any of the parties.

26.16 Powers of attorney

      In the event that this Agreement is executed under power of attorney, each of the Attorneys executing this Agreement hereby warrants that he has at the time of executing this Agreement no notice of revocation of the power of attorney under the authority of which he executes this Agreement.

26.17 Withholding of moneys

      The parties acknowledge that AVAX Australia and AVAX Manufacturing are entitled to withhold from any Shareholder any moneys they are required to withhold under Australian law and to remit those moneys to the appropriate authority.

SIGNED as an agreement.

EXECUTED by AVAX AUSTRALIA HOLDINGS   )
PTY LIMITED, ACN 089 164 090 by or    )
in the presence of:                   )

/s/ Jeff Jonas                             /s/ David L. Tousley
------------------------------------       ------------------------------------
(Signature of Secretary/Director)          (Signature of Director)

          Jeff Jonas                                David L. Tousley
------------------------------------       ------------------------------------
(Name of Secretary/Director in Full)       (Name of Director in Full)

THE COMMON SEAL of EASTPAC INC. was   )
affixed by the authority of the       )
Board of Directors in the presence of:)
                                      )

/s/ Richard Langley Stewart Hill           /s/ Hudson Hak Fun Chen
-------------------------------------      ------------------------------------
Authorised Signatory                       (Signature of Director)
(Secretary/Director)


    Richard Langley Stewart Hill                    Hudson Hak Fun Chen
-------------------------------------      ------------------------------------
(Name of Secretary/Director in Full)       (Name of Director in Full)

EXECUTED by JETONA PTY LTD,              )
ACN 089 914 152 by or in the presence of:)
                                         )
                                         )


/s/ Richard Langley Stewart Hill           /s/ Hudson Hak Fun Chen
-------------------------------------      ------------------------------------
(Signature of Secretary/Director)          (Signature of Director)


    Richard Langley Stewart Hill                    Hudson Hak Fun Chen
-------------------------------------      ------------------------------------
(Name of Secretary/Director in Full)       (Name of Director in Full)

THE COMMON SEAL of NEPTUNUS           )
INTERNATIONAL HOLDINGS LIMITED,       )
ARBN 065 824 302 was affixed by the   )
authority of the Board of Directors
in the presence of:


/s/ Richard Langley Stewart Hill           /s/ Hudson Hak Fun Chen
-------------------------------------      ------------------------------------
Authorised Signatory (Secretary/Director)  Authorised Signatory (Director)


    Richard Langley Stewart Hill                    Hudson Hak Fun Chen
-------------------------------------      ------------------------------------
(Name of Secretary/Director in Full)       (Name of Director in Full)


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